UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2018

Entia Biosciences, Inc.
 (Exact name of registrant as specified in charter)

Commission File Number:   000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualatin-Sherwood Road, Suite 800 Sherwood, Oregon	97140
(Address of principal executive offices)	(Zip Code)

(971) 228-0709
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 30, 2018, Entia Biosciences, Inc., a Nevada corporation, (the “Company”) gave notice of its exercise of the right to cause mandatory conversion of all outstanding shares of its Series A Convertible Preferred Stock (the “Preferred Stock”) into shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), pursuant to Section 10 of its Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, dated as of May 26, 2011 and also pursuant to Section 3C of its Amended and Restated Articles of Incorporation (the “Mandatory Conversion”).  The effective date of the Mandatory Conversion is March 30, 2018 and, effective on that date, each share of Preferred Stock is automatically converted into 50 shares of Common Stock.

As of March 30, 2018, the Company has received Notices of Conversion that bring the total number shares of its Preferred Stock converted to Common Stock to 217,769 shares, or 70.94% of the 306,969 shares of Preferred Stock originally issued by the Company.

Also as of March 30, 2018, the Company is offering to those original holders of its Preferred Stock who have already converted their shares the opportunity to receive that amount of additional Common Stock needed to mathematically bring them to the conversion level of one share of Preferred Stock for 50 shares of Common Stock.  This opportunity will remain open until 5:00 pm Pacific Time on April 30, 2018.

All shares of Preferred Stock, including those converted in the Mandatory Conversion, will be retired by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC.
(Registrant)

Date: March 30, 2018	By:	/s/ Timothy A. Timmins
Timothy A. Timmins
President and Chief Executive Officer